Exhibit 10.30

FORM OF STOCK AWARD

AGREEMENT (RESTRICTED SHARES) FOR EMPLOYEES UNDER THE

XTO ENERGY INC. 2004 STOCK INCENTIVE PLAN,

AS AMENDED AND RESTATED AS OF MAY 20, 2008

THIS AGREEMENT is entered into this              day of                     , 200    , between XTO Energy Inc., a Delaware corporation (the “Company”), and              (“Grantee”), pursuant to the provisions of the XTO Energy Inc. 2004 Stock Incentive Plan, as Amended and Restated as of May 20, 2008 (the “Plan”). The Compensation Committee of the Board of Directors of the Company (the “Committee”) has determined that Grantee is eligible to be a participant in the Plan and, to carry out its purposes, has this day authorized the grant, pursuant to the Plan, of the stock award set forth below to Grantee.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties do hereby agree as follows:

1. Grant of Stock Award. Subject to all of the terms, conditions and provisions of the Plan and of this Agreement, the Company hereby grants to Grantee under Section 10 of the Plan             shares of the common stock of the Company, par value one cent ($0.01) per share (the “Common Stock”), which shares will consist of authorized but unissued shares or issued shares reacquired by the Company. Such shares are being issued as a stock award in the form of restricted shares under the Plan.

2. Vesting. The restricted shares granted herein will vest in one-third increments on each of the 18 month, 30 month and 42 month anniversaries of the Grant Date.

3. Grantee’s Agreement. Grantee expressly and specifically agrees that:

(a)	With respect to the calendar year in which any of the restricted shares vest, Grantee will include in his or her gross income for federal, state and local income tax purposes the fair market value of the restricted shares that vested.

(b)	The grant of restricted shares is special incentive compensation that will not be taken into account as “wages” or “salary” in determining the amount of payment or benefit to Grantee under any other compensation or insurance plan of the Company, including without limitation the Third Amended and Restated XTO Energy Inc. Management Group Employee Severance Protection Plan (as the same may be amended from time to time or any successor thereto, the “Management Plan”) and the Third Amended and Restated XTO Energy Inc. Employee Severance Protection Plan (as the same may be amended from time to time or any successor thereto, the “Employee Plan”).

(c)

The Company may hold the certificate for unvested restricted shares until the restricted shares vest or the restricted shares may be uncertificated shares issued in the name of the Grantee and held in a restricted account by the Company’s transfer agent. As contemplated and permitted by the provisions of Section 4.04 of the Management Plan and Section 4.02 of the Employee Plan as such plans are currently in effect, the unvested restricted shares granted herein, and all other Awards (as defined in the Plan) previously granted by the Company to Grantee under the Plan, are subject to adjustment as and to the extent provided in Sections 5(f) and 19 of the Plan in the sole discretion of the Committee, subject only to the restrictions on the Committee’s discretion specifically set forth in this Agreement and prior Award agreements.

(d)	Grantee may pay to the Company any federal, state or local tax withholding owed as a result of the restricted shares vesting with shares of Common Stock owned by Grantee on the date of vesting or with the shares of unrestricted Common Stock acquired upon vesting (the shares of Common Stock being valued at fair market value on the date of vesting).

4. Death or Disability. Upon death of Grantee, or upon termination of Grantee’s employment by reason of permanent disability (as determined by the Committee), all unvested restricted shares granted herein will immediately vest.

5. Other Terms, Conditions and Provisions. As noted above, just as with all other Awards granted to Grantee under the Plan, the restricted shares herein granted by the Company to Grantee are granted subject to all of the terms, conditions and provisions of the Plan, including without limitation the Committee discretion reserved in the adjustment provisions of Sections 5(f) and 19 of the Plan. Grantee hereby acknowledges receipt of a copy of the Plan and Plan prospectus and hereby consents to receive any updates to the Plan or Plan prospectus electronically. The parties agree that the entire text of the Plan is incorporated by reference as if copied herein. Reference is made to the Plan for a full description of the rights of Grantee and the limitations thereon set forth in the terms, conditions and provisions of the Plan applicable to the restricted shares granted herein. If any of the provisions of this Agreement or of the Management Plan, the Employee Plan or any other compensation or insurance plan of the Company vary from or are in conflict with the Plan, the provisions of the Plan will be controlling.

6. Non-Transferability. The restricted shares granted herein are not transferable or assignable by Grantee.

7. Rights as a Stockholder. Grantee will have the voting, dividend, and other rights of stockholders of the Company prior to and upon vesting of the restricted shares. If the restricted shares are canceled, all such rights will then be canceled.

8. No Employment Commitment. Grantee acknowledges that neither the grant of restricted shares nor the execution of this Agreement by the Company will be interpreted or construed as imposing upon the Company any obligation to retain Grantee’s services for any stated period of time, which employment will continue to be at the pleasure of the Company at such compensation as it determines, unless otherwise provided in a written employment agreement signed by the Company and Grantee.

IN WITNESS WHEREOF, this Agreement is executed and entered into effective on the day and year first above expressed.

XTO ENERGY INC.

By:
Name:	Bob R. Simpson
Title:	Chairman of the Board

GRANTEE

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